Exhibit 5.1

[Clifford Chance Letterhead]

January 31, 2008

SL Green Realty Corp.

420 Lexington Avenue

New York, New York 10170

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to SL Green Realty Corp., a Maryland corporation (the “Company”) in connection with certain matters arising out of the registration of up to 500,000 shares (the “Shares”) of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), issuable pursuant to the Company’s 2008 Employee Stock Purchase Plan (the “Plan”).  The Shares are covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In rendering the opinion expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Plan and certain resolutions (the “Resolutions”) of the Board of Directors of the Company, certified by an officer of the Company on the date thereof as being complete, accurate and in effect, authorizing the filing of the Registration Statement and other related matters.  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate, trust, and partnership records, certificates and letters of public officials and other instruments as we have deemed necessary or appropriate for the purposes of rendering the opinion set forth below.  In examining all such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us, and the conformity with the respective originals of all documents submitted to us as certified, telecopied, photostatic or reproduced copies.  As to facts upon which this opinion is based, we have relied, as to all matters of fact, upon certificates and written statements of officers, directors, partners and employees of, and accountants for, the Company.

Based on, and subject to, the foregoing, the qualifications and assumptions set forth herein and such examination of law as we have deemed necessary, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued in accordance with the Company’s charter, Registration Statement, the Resolutions and the Plan, will be (assuming that, upon issuance, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its charter) validly issued, fully paid and nonassessable.

The opinion set forth in this letter relates only to the federal securities laws of the United States, and the laws of the State of New York and the Maryland General Corporation Law (“MGCL”).  We draw to your attention that the members of our firm are not admitted to practice law in the State of Maryland.  We express no opinion (A) as to the enforceability of forum selection clauses in the federal courts or (B) with respect to the requirements of, or compliance with, any state securities or blue sky or real estate syndication laws.

This letter has been prepared for your use in connection with the Registration Statement and is based upon the law as in effect and the facts known to us on the date hereof.  We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

We consent to the filing of this letter as an exhibit to the Registration Statement.  In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP